UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2014

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation)	1-5491 (Commission File Number)	98-1023315 (I.R.S. Employer Identification No.)
2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of principal executive offices)		77056-6189 (Zip Code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Rowan Companies plc (the “Company”) announced today the appointment of Stephen M. Butz (age 43) as Executive Vice President, Chief Financial Officer and Treasurer, effective December 1, 2014. Mr. Butz joins the Company from Hercules Offshore, Inc., where for the past nine years he has served in various corporate development, treasury and finance functions, most recently as Executive Vice President and Chief Financial Officer. Mr. Butz also has more than 10 years’ experience in commercial and investment banking.

Mr. Butz’s annual base salary will be $420,000. He will participate in the Company’s annual incentive plan and long-term incentive plan in 2015, with targets of 70% and 325% of base salary, respectively. In addition, Mr. Butz will receive a sign-on bonus of $300,000 to be paid in two installments, and a one-time award of 15,000 restricted share units with a three-year cliff vest. Mr. Butz will also enter into the Company’s standard change in control arrangement which will provide a severance payment of two times the sum of base salary and calculated bonus should Mr. Butz be terminated in connection with a change in control of the Company. The agreement will also provide for an acceleration of vesting of outstanding equity awards upon a change in control, but will not include any excise tax gross up provision.

Mr. Butz will take over from Mr. Kevin Bartol, whose resignation was previously announced and is effective as of November 30, 2014.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit

Number	Description

99.1	Press Release, dated November 11, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 11, 2014	ROWAN COMPANIES PLC

	By:	/s/ Melanie M. Trent
Melanie M. Trent
Executive Vice President, General Counsel and Chief Administrative Officer

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